Exhibit 99.1

  EGL, Inc. Reports 15% Increase in Gross Revenues and Diluted EPS of $0.12

    HOUSTON, Nov. 11 /PRNewswire-FirstCall/ -- EGL, Inc. (Nasdaq: EAGL) announced that it earned $5.6 million of net income, or $0.12 per share, for the third quarter ended September 30, 2003, as compared to $5.7 million, or $0.12 per share in the third quarter of last year. Current quarter results include a charge of $0.04 per share related to the previously announced settlement of a dispute with a transportation provider. Reported earnings per share were $0.31 for the first nine months of this year, as compared to $0.06 in the same period last year.

    Financial Highlights
     -- Gross revenues improved 15% as compared to the same quarter last year on strong ocean and logistics activity.
     -- Net revenue margins declined 240 basis points from the third quarter of 2002 on higher transportation costs from Asia.
     -- Earnings per share were unfavorably impacted by $0.04 on a legal settlement and related fees.
     -- Cash and short-term investments increased by $39 million from the second quarter of this year to $133 million (including $13 million of restricted cash).

    $ thousands               Three Months Ended         Nine Months Ended
    (except EPS)              9/30/03     9/30/02      9/30/03       9/30/02

    Gross revenues           $539,275    $469,425    $1,549,788   $1,341,453
          % change               + 15%                     + 16%
    Net revenues             $183,764    $171,320      $536,860     $488,595
          % change                 +7%                      +10%
    Net revenue margin           34.1%       36.5%         34.6%        36.4%

    Operating Income          $11,333     $11,757       $28,182      $18,018

    Net income                 $5,556       5,747       $14,818       $2,768
    Diluted EPS
                                $0.12       $0.12         $0.31        $0.06

    EGL Chief Executive Officer Jim Crane commented, "We continue to see growth in all our product lines and geographic areas. Our third quarter performance, however, was impacted by airline price increases out of Asia that were not matched with corresponding price increases to our customers due to weak air freight demand. This impacted earnings per share by approximately $0.04. The slow start to the traditionally strong August-September period of US imports offset continued growth of North America deferred ground volumes and improvements from the logistics projects in Europe. Additionally, a settlement with Kitty Hawk, Inc., a wholesale transportation provider, stemming from a 2001 dispute was resolved and unfavorably impacted earnings."
    "As our customers work down inventories and the economy continues to recover, our low cost domestic network is positioned to benefit from customers expediting product from overseas suppliers directly to US distribution and retail centers," continued Crane.
    Gross revenues increased 15% from the third quarter of 2002 to
$539 million reflecting a 32% increase in ocean revenues and a 31% improvement in logistics and other revenues. North America ground volumes continued to reflect the shift from priority to deferred shipments as the priority volumes declined 9% while the deferred volumes increased 9%. Gross revenues outside North America increased 20%.
    Net revenues of $184 million in the third quarter of 2003 increased 7% from last year, or 9% without the $2.3 million unfavorable impact of the Kitty Hawk settlement. Net revenue margins of 34.1% declined 240 basis points from the third quarter of 2002 reflecting the airline and ocean rate increases, primarily out of Asia.
    Net income in the third quarter of this year was $0.12 per diluted share,
or $5.6 million.   Net income for the third quarter of 2002 was $0.12 per
diluted share, or $5.7 million, and included an after tax benefit of $5.4 million, or $0.11 per diluted share, from a previously disclosed grant and an after tax charge of $3.3 million, or $0.07 per diluted share, to cover the cost of idle facilities.
    Cash and short-term investments increased during the quarter by $39 million to $133 million (including $13 million of restricted cash).

    Nine Months Ended September 2003
    Gross revenues of $1.5 billion for the nine months ended September 30, 2003 increased 16% over the same period of 2002. Net revenues of $537 million increased 10% while net income of $14.8 million improved by $12.1 million from the same period of 2002. Fully diluted earnings per share of $0.31 have improved from $0.06 for the same period of last year.

    Fourth Quarter and Total Year 2003 and 2004
    EGL expects fourth quarter 2003 diluted earnings per share to be between $0.18-$0.20, compared to $0.14 in the same quarter of last year. For the full year 2003, EGL expects diluted earnings per share between $0.49 - $0.51, compared to $0.20 per diluted share in 2002.
    For 2004, EGL projects gross revenue to improve 15% over 2003 and fully diluted earnings per share of between $0.85 - $0.95.

    Earnings Conference Call
    EGL, Inc. plans to host a conference call for shareholders and the investing community on November 11, 2003 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter ended September 30, 2003. The call can be accessed by dialing (719) 457-2662, access code 692215 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Tuesday, November 25, 2003 at (719) 457-0820, access code 692215.
    Third quarter 2003 product and geographic data and air freight statistics are available on EGL's website, www.eaglegl.com on the Investor Relations page.

    Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2002 revenues exceeding $1.86 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".


                            CAUTIONARY STATEMENTS

    The statements in this press release (and statements in the conference call referred to above) regarding projected profitability, adding to growth, improved margins, increased efficiencies, and initiatives in Asia, Europe and the Middle East, third quarter and total year results and diluted earnings per share, projected results for 2004, our ability to outperform the economy and other statements which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company's customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect,
actual outcomes may vary materially from those forecasted or expected.   The
Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.


                                  EGL, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)
                   (in thousands, except per share amounts)

                                   Three Months Ended    Nine Months Ended
                                     September 30,         September 30,

                                     2003      2002       2003        2002

       Revenues                    $539,275  $469,425  $1,549,788  $1,341,453
       Cost of transportation       355,511   298,105   1,012,928     852,858
       Net revenues                 183,764   171,320     536,860     488,595

       Operating expenses:
        Personnel costs             104,463    94,846     306,036     270,383
        Other selling, general and
         administrative expenses     67,968    68,164     202,642     203,641
        Merger related
         restructuring and
         integration costs               --     5,476          --       5,476
        Air Transportation Safety
         Stabilization grant             --    (8,923)         --      (8,923)
       Operating income              11,333    11,757      28,182      18,018
       Nonoperating expense, net     (2,397)   (2,335)     (4,348)    (13,829)
       Income before provision for
        income taxes                  8,936     9,422      23,834       4,189
       Provision for income taxes     3,380     3,675       9,016       1,634
       Income before cumulative
        effect of change in
        accounting for negative
        goodwill                      5,556     5,747      14,818       2,555
       Cumulative effect of change
        in accounting for negative
        goodwill                         --        --          --         213
       Net income                    $5,556    $5,747     $14,818      $2,768

       Basic earnings per share       $0.12     $0.12       $0.31       $0.06
       Diluted earnings per share     $0.12     $0.12       $0.31       $0.06

       Basic weighted-average
        common shares outstanding    47,230    47,658      47,151      47,804
       Diluted weighted-average
        common shares outstanding    47,536    47,792      47,419      47,998


                                  EGL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (unaudited)
                                (in thousands)

                                               September 30,      December 31,
                                                    2003              2002
                 ASSETS
    Current assets:
      Cash, cash equivalents, restricted
       cash and short-term investments            $132,591          $119,295
      Trade accounts receivable, net of
       allowance                                   401,030           371,024
      Other current assets                          53,618            53,412
             Total current assets                  587,239           543,731
    Property and equipment, net                    159,085           158,214
    Assets held for sale                               -                 644
    Investments in unconsolidated
     affiliates                                     39,116            40,042
    Goodwill, net                                   94,127            81,881
    Other assets, net                               32,380            18,414
          Total assets                            $911,947          $842,926

      LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
     Current portion of long-term notes
      payable                                       $8,993            $5,639
     Trade payables and accrued
      transportation costs                         251,154           224,132
     Accrued expenses                               46,524            40,256
     Other liabilities                              64,263            73,004
          Total current liabilities                370,934           343,031
    Long-term notes payable                        109,415           103,993
    Deferred income taxes                           14,563             3,720
    Other noncurrent liabilities                     8,821             6,789
    Minority interest                                6,243             8,852
    Stockholders' equity                           401,971           376,541
          Total liabilities and stockholders'
           equity                                 $911,947          $842,926


                                  EGL, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (unaudited)
                                (in thousands)

                                                        Nine Months Ended
                                                           September 30,
    Cash flows from operating activities:             2003              2002
      Net income                                    $14,818            $2,768
      Adjustments to reconcile net income
       to net cash provided by operating
       activities:
        Depreciation and amortization                23,059            22,520
        Bad debt expense                              6,174             5,678
        Amortization of unearned
         compensation                                    --               476
        Deferred income tax expense
         (benefit)                                    3,862            (6,544)
        Tax benefit of stock options
         exercised                                      317               134
        Equity in (earnings) loss of
         affiliates                                     926              (663)
        Minority interests                              986               599
        Transfer to restricted cash                  (5,383)           (1,902)
        Cumulative effect of change in
         accounting for negative goodwill                --              (213)
        Impairment of investment in an
         unconsolidated affiliate                        --             6,653
        Other                                        (1,202)            1,613
        Net effect of changes in working
         capital, net of assets acquired                106            41,195
    Net cash provided by operating
     activities                                      43,663            72,314

    Cash flows from investing activities:
        Capital expenditures                        (19,507)          (25,255)
        Proceeds from sales of other
         assets                                       2,623             7,567
        Proceeds from sale-lease back
         transactions                                 1,158             2,462
        Cash received from a minority
         interest partner                                --               301
        Dividend paid to a minority
         interest partner                              (185)               --
        Acquisitions of businesses, net of
         cash acquired                              (21,084)               --
    Net cash used in investing activities           (36,995)          (14,925)

    Cash flows from financing activities:
        Repayment of notes payable, net              (1,913)           (3,808)
        Repurchase of common stock                       --            (9,357)
        Issuance of common stock for
         employee stock purchase plan                   272               779
        Proceeds from exercise of stock
         options                                      3,033               330
    Net cash provided by (used in)
     financing activities                             1,392           (12,056)

    Effect of exchange rate changes on
     cash                                              (201)           (1,056)

    Increase in cash and cash equivalents             7,859            44,277
    Cash and cash equivalents, beginning
     of the period                                  111,477            77,440
    Cash and cash equivalents, end of the
     period                                        $119,336          $121,717

    Third quarter 2003 product and geographic data and air freight statistics are available on EGL's website, www.eaglegl.com on the Investor Relations page.

SOURCE  EGL, Inc.
    -0-                             11/11/2003
    /CONTACT: Elijio Serrano, Chief Financial Officer of EGL, Inc., +1-281-618-3665 /
    /Web site:  http://www.eaglegl.com /
    (EAGL)

CO:  EGL, Inc.
ST:  Texas
IN:  TRN
SU:  CCA ERN